Exhibit 99.1

News Release

CONTACT:	Roberta R. Jennings	FOR IMMEDIATE RELEASE
	513/579-4153	January 26, 2005

Fifth Third Bancorp EVP Baker Announces Retirement

Fifth Third Bancorp Executive Vice President Michael D. Baker announced his retirement today, effective first quarter 2005. Baker began his career in 1974 accepting a position in Fifth Third’s Information Technology group. He was promoted to Senior Vice President in 1987 and elevated to Executive Vice President in 1995. Mike held several leadership positions during his career in Information Technology, Operations and Consumer Lending. His responsibilities included Central and Investment Operations, Indirect Financing, Residential Mortgage, National Lending, Student Lending, Consumer Credit Administration, Risk and Collections.

Mike is a Director of Fifth Third Bank (Central Ohio) and serves on the Board and Executive Committee of the Dan Beard Council of the Boy Scouts of America. Mike is also a member of the Operations Management Advisory Council at the University of Dayton and the Advisory Board for the Economics Center for Education and Research at the University of Cincinnati.

Fifth Third Bancorp President & CEO George A. Schaefer, Jr. offers, “On behalf of the Fifth Third Bancorp Board of Directors, I thank Mike for his 31 years of service. He was instrumental in establishing our Consumer Lending capabilities and developing our Centralized Operations function. I wish Mike and his wife, Nancy, much success in their retirement.”

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $94.5 billion in assets, operates 17 affiliates with 1,094 full-service Banking Centers, including 129 Bank Mart® locations open seven days a week inside select grocery stores and 1,984 Jeanie® ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia and Pennsylvania. The financial strength of Fifth Third’s Ohio and Michigan banks continues to be recognized by rating agencies with deposit ratings of AA- and Aa1 from Standard & Poor’s and Moody’s, respectively. Additionally, Fifth Third Bancorp continues to maintain the highest short-term ratings available at A-1+ and Prime-1, and is recognized by Moody’s with one of the highest senior debt ratings for any U.S. bank holding company of Aa2. Fifth Third operates four main businesses: Retail, Commercial, Investment Advisors and Fifth Third Processing Solutions. Investor information and press releases can be viewed at www.53.com. The company’s common stock is traded through the NASDAQ® National Market System under the symbol “FITB.”

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